Exhibit 99.4

Living Homeopathy International Ltd.

4/F, Union Park Centre
771-775 Nathan Road, Prince Edward
Kowloon, Hong Kong

Date: May 22, 2025

Re: Legal Opinion on Certain Hong Kong Legal Matters

Dear Sirs or Madams,

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We were engaged as a legal adviser on matters of the laws of Hong Kong by Living Homeopathy International Ltd. (the “Company”, together with its subsidiaries, the “Group”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States of America (the “United States” or the “U.S.”) Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Company’s (a) proposed public offering (the “Offering”) of up to 1,250,000 Class A ordinary shares (the “Share(s)”), par value US$0.0001 per Share, of the Company (or 1,437,500 Shares if the underwriters exercise the over-allotment option to purchase additional Shares in full); and (b) proposed listing of its Shares on the Nasdaq Capital Market.

A.	Documents and assumptions

In rendering this opinion, we have reviewed and examined copies of the Registration Statement, and other documents as we have considered necessary for the purpose of rendering this opinion (collectively, the “Reviewed Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by, among others, appropriate representatives of the Company. In rendering this opinion, we have assumed without independent investigation or inquiry that (the “Assumptions”):

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, the Reviewed Documents submitted to us as originals are authentic, and the Reviewed Documents submitted to us as certified or photostatic copies or facsimile or electronic copies conform to the originals;

(ii)	each of the parties to the Reviewed Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	all information provided to us and all documents (including the Reviewed Documents) produced to us by the Company and Living Homeopathy Limited (“Living Homeopathy Hong Kong”) for the purposes of this opinion are true, accurate, correct and complete and remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such documents after they were submitted to us for the purposes of this opinion. There is no information which has been omitted to be disclosed to us which could materially affect this opinion;

(iv)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Reviewed Documents are complied with; and

(v)	all Reviewed Documents that have been provided to us and all factual statements made to us by the Company for the purpose of this opinion are true, accurate, correct, complete and not misleading in any respect. There is no information which has been omitted to be disclosed to us which could materially affect this opinion;

(vi)	where applicable, the agreements in the Reviewed Documents constitute valid and legally binding obligations of each of the parties thereto and are enforceable under all applicable laws;

(vii)	where applicable, the agreements in the Reviewed Documents have been entered into for bona fide purposes and there has been no bad faith, fraud, misrepresentation, coercion, duress or undue influence or breach of trust on the part of any of the parties to the relevant agreements and their respective directors, employees, agents and advisers; and

(viii)	to the extent that the Registration Statement purports to describe Living Homeopathy Hong Kong’s business activities in Hong Kong, such descriptions are true, accurate, correct and complete.

B.	Opinions

Subject to the Assumptions, Qualifications and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date of this opinion as we consider relevant, we are of the opinion that:

(i)	the description of Hong Kong laws and the Hong Kong legal matters relating to Living Homeopathy Hong Kong’s business activities in Hong Kong with respect to the regulations set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors – Risks Related to Doing Business in Hong Kong”, “Regulations – Regulations Related to our Business Operation in Hong Kong”, “Corporate History and Structure”, “Business”, “Enforceability of Civil Liabilities – Service of Process and Enforcement of Civil Liabilities in Hong Kong”, “Dividend Policy”, “Taxation – Hong Kong Profits Taxation”, and “Legal Matters” in each case insofar as such statements purport to describe or summarize the Hong Kong laws and legal matters relating Living Homeopathy Hong Kong’s business activities in Hong Kong with respect to the regulations, correctly and fairly summarizes and describes the matters referred to therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(ii)	nothing has been omitted from such description which would make the same misleading in any material aspect.

C.	Qualifications

Our opinion expressed above is subject to the following qualifications (“Qualifications”):

(i)	our opinion is limited to the laws of Hong Kong of general application, being in force at, and based upon facts and circumstances in existence at 8:00 a.m. Hong Kong time on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects our opinion. Without prejudice to the generality of the preceding sentences, our opinion is not intended to constitute, nor should it be construed as, advice regarding the securities laws or any other laws of the United States or any State thereof and we express no opinion as to the jurisdiction of any court of the United States or any State thereof;

(ii)	the laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Our opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Hong Kong laws or its application after the date of this opinion;

(iii)	our opinion is subject to (a) applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium or similar laws in the Hong Kong affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any Hong Kong laws affecting creditors’ rights;

(iv)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(v)	this opinion is issued based on our understanding of the laws of Hong Kong, which refers to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally. The interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above;

(vi)	we may rely, as to matters of fact, to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches carried in Hong Kong;

(vii)	as used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion;

(viii)	nothing in this opinion letter shall be construed as an opinion that the Registration Statement complies with any legal or regulatory requirement as to its contents and we express no view as to whether any or all of the members of the Group have been or will be in compliance with any or all of the laws of Hong Kong;

(ix)	we expressly disclaim any of our liabilities in any part of the Registration Statement other than the description of Hong Kong laws as referred to in section B of this opinion;

(x)	this opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently; and

(xi)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We express no opinion as to the past, present or future financial performance or the business prospect of the Group. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

D.	Observations

(i)	On July 1, 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”). On April 4, 1990, the National People’s Congress (the “NPC”) of the PRC adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

(ii)	On February 23, 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided (as translated by us) that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law’ are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law” Ordinance (Chapter 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases.

This opinion is addressed to the addressees and may be relied upon by the addressees only for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion. This opinion shall not be disclosed, published or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and it may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein.

Yours faithfully,

/s/ Han Kun Law Offices LLP

Han Kun Law Offices LLP